Exhibit 99.1

PRESS RELEASE

Available for Immediate Publication: April 26, 2005

Contacts:  Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
           R. Dale McKinney, EVP / Chief Financial Officer (209) 725-7435
           Web Site www.ccow.com


              Capital Corp of the West Raises Cash Dividend by 80%

      Merced, California, April 26, 2005 - Capital Corp of the West (NASDAQ:NMS:
CCOW; CCOWD), the holding company for County Bank, Central California's Community Bank, announced today, that its board of directors has declared a $0.05 per share second quarter 2005 cash dividend for shareholders of record as of May 5, 2005, payable on May 26, 2005. This dividend will be paid on the basis of the 9 for 5 stock split previously announced on March 29, 2005.

      "This second quarter 2005, $0.05 a share cash dividend marks our sixth consecutive quarter of cash dividends that began in the first quarter of 2004," stated Tom Hawker Chief Executive Officer of Capital Corp of the West. "When combined with the 9 for 5 stock split previously announced this year, this $0.05 a share cash dividend represents a significant increase in total cash dividend payout to our shareholders. To put this in perspective, in 2004, a shareholder with 100 pre-split shares would have received $0.05 per share per quarter, or a total of $5.00. On an annualized basis the 2004 dividend was worth $20 per year. On a post-split basis, that same shareholder now holding 180 shares of stock and receiving the same $0.05 per share per quarter will now receive $9.00. On an annualized basis, the dividend will now be worth $36 per year, an 80% gain".

      "The   continued   growth  of  our  franchise,   our  strong,   consistent
performance, and high levels of internal capital generation allows for this increase in the total cash dividend payout," concluded Hawker.

      Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 27 years of service as "Central California's Community Bank." Currently County Bank has twenty branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, San Joaquin, San Francisco and Tuolumne. As of the latest FDIC data, County Bank has a 6.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-nine financial institutions in this market area. For further information about the Company's financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or R. Dale McKinney Chief Financial Officer, at (209) 725-7435.